[KPMG letterhead]






The Directors
HSBC Holdings plc
8 Canada Square
London
E14 5HQ
United Kingdom


30 September 2003


Dear Sirs

Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated 4 August 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), our report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Yours faithfully




KPMG Audit Plc